EXHIBIT 99.1

Second Quarter
Report to
Shareholders

June 30, 2005

Letter to Shareholders

I am pleased to report earnings for the second quarter of 2005 totaled $1,293,000 or $0.68 per diluted share which represents an increase of 57.5% over the $821,000 or $0.44 per diluted share reported for the same quarter of 2004. The strong financial performance reflects continued growth and financial improvement of the newest subsidiary, West Michigan Community Bank, solid financial performance at Davison State Bank and The State Bank and substantial improvement in the net interest margins at all three banks.

        Year-to-date earnings totaled $2,446,000 or $1.29 per diluted share, a 48.9% increase over the $1,643,000 or $0.87 per diluted share reported for the first half of 2004. During this period, Fentura achieved net interest income of $11,077,000 an increase of 38.6% over the $7,993,000 reported in the first half of 2004. Interest income from continued strong commercial and mortgage loan growth at The State Bank and Davison State Bank as well as the addition and improvement of net interest income from West Michigan Community Bank, accounts for the increase.

        Total assets increased 7.4% from the $559,501,000 reported at June 30, 2004 to $601,270,000 at June 30, 2005. Asset increases were driven principally by a 10.6% increase in total loans and specifically, a substantial $33,597,000 increase in commercial loans and a $7,117,000 increase in real estate and construction loans. Total stockholder’s equity increased $4,376,000 from the $40,300,000 reported at June 30, 2004 to $44,676,000 at June 30, 2005. Return on average equity increased 42.9%, to 11.3% for the six months ended June 30, 2005 compared to the same time period in 2004.

        Our subsidiary banks continue to achieve substantial progress and improvement in both growth and profitability. Both banks have been able to improve their asset yields while increasing their market share of commercial and commercial mortgage loans. Additionally, all three banks have effectively managed funding costs in light of the competitive interest rate environment.

        It is with a great deal of sadness that I inform you of the passing of Robert Dery. Bob was a longtime shareholder, and former director and chairman of both Fentura Financial, Inc. and The State Bank. He was an advisor and friend, and he will be missed greatly.

As always, I want to thank you for your continued support of Fentura Financial, Inc., Davison State Bank, West Michigan Community Bank and The State Bank.

Donald L. Grill
President & CEO

Consolidated Statements of Income
Three Months Ended June 30
(Unaudited)

(000's omitted except per share data)
	2005	2004

INTEREST INCOME
Interest and fees on loans	$7,226	$5,566
Interest and dividends on securities:
Taxable	811	751
Tax-exempt	233	183
Interest on short-term securities	8	12

Total interest income	8,278	6,512

INTEREST EXPENSE
Deposits	2,111	1,792
Borrowings	479	290

Total interest expense	2,590	2,082

NET INTEREST INCOME	5,688	4,430
Provision for Loan Losses	329	363

Net interest income after
provision for loan losses	5,359	4,067

NON INTEREST INCOME
Service charges on deposit accounts	879	973
Trust income	294	292
Gain on sale of loans	166	145
Other operating income	427	421
Gain (loss) on sale of securities	1	-

	1,767	1,831

NON-INTEREST EXPENSE
Salaries And Benefits	3,003	2,581
Occupancy of bank premises	420	426
Equipment expense	536	574
Other operating expenses	1,339	1,210

Total non interest expense	5,298	4,791

Net income before taxes	1,828	1,107
Federal income taxes	535	286

NET INCOME	$1,293	$821

Per share amounts:
Net income - basic	$0.68	$0.44
Net income - diluted	$0.68	$0.43

Consolidated Statements of Income
Six Months Ended June 30
(Unaudited)

(000‘s omitted except per share data)

	2005	2004

INTEREST INCOME
Interest and fees on loans	$13,767	$9,830
Interest and dividends on securities:
Taxable	1,663	1,575
Tax-exempt	477	343
Interest on short-term securities	18	21

Total interest income	15,925	11,769

INTEREST EXPENSE
Deposits	3,911	3,214
Borrowings	937	562

Total interest expense	4,848	3,776

NET INTEREST INCOME	11,077	7,993
Provision for Loan Losses	598	636

Net interest income after
provision for loan losses	10,479	7,357

NON INTEREST INCOME
Service charges on deposit accounts	1,664	1,852
Trust income	588	450
Gain on sale of loans	348	242
Other operating income	864	902
Gain (loss) on sale of securities	(110)	(2)

Total noninterest income	3,354	3,444

NON-INTEREST EXPENSE
Salaries And Benefits	5,967	4,657
Occupancy of bank premises	884	769
Equipment expense	1,080	987
Other operating expenses	2,461	2,175

Total non interest expense	10,392	8,588

Net income before taxes	3,441	2,213
Federal income taxes	995	570

NET INCOME	$2,446	$1,643

Per share amounts:
Net income - basic	$1.29	$0.87
Net income - diluted	$1.29	$0.87

Consolidated Statements of Condition
June 30
(Unaudited)

(000's omitted except per share data)

	2005	2004

ASSETS
Cash and due from banks	$21,799	$23,566
Federal funds sold	550	5,300

Total cash and cash equivalents	22,349	28,866

Securities available for sale, at fair value	99,910	100,405
Securities held to maturity
(fair value of $18,527 at June 30, 2005 and
$113,727 at June 30, 2004)	18,607	13,661

Total securities	118,517	114,066

Loans held for sale	3,722	1,044

Commercial loans	312,481	278,884
Consumer loans	72,726	73,081
Real estate loan	37,605	30,488

Total loans	422,812	382,453
Less: Allowance for loan losses	(5,996)	(4,917)

Net loans	416,816	377,536

Bank premises and equipment	14,279	14,238
Accrued interest receivable	2,438	2,211
Other assets	23,149	21,940

Total assets	$601,270	$559,901

LIABILITIES
Non Interest bearing deposits	$81,930	$74,196
Interest bearing deposits	421,177	402,555

Total deposits	503,107	476,751

Short-term borrowings	7,650	16,527
Other borrowings	29,540	12,091
Subordinated debt	12,000	12,000
Accrued taxes, interest and other liabilities	4,297	2,232

Total liabilities	556,594	519,601

STOCKHOLDERS' EQUITY
Common stock - 1,898,382 issued
(1,883,647 in 2004)	33,467	32,875
Retained earnings	12,048	9,010
Accumulated other comprehensive income (loss)	(839)	(1,585)

Total stockholder's equity	44,676	40,300

Total liabilities and stockholders' equity	$601,270	$559,901

Financial Highlights
Six Months Ended June 30
Unaudited

(000‘s omitted)

	2005	2004	% Change

Net Income	$2,446	$1,643
Return on average total equity	11.30%	7.91%	48.87%
Return on average assets	0.84%	0.66%	42.86%
Net interest margin	4.17%	3.53%	27.27%
Efficiency ratio	72.01%	79.51%	18.13%
			-9.43%
Per common share:
Net Income-basic	$1.29	$0.87	48.28%
Net Income-diluted	$1.29	$0.87	48.28%
Book value	$23.53	$21.39	10.00%
Market price:
(last trade)	$33.05	$43.00	-23.14%